Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 10, 2022
Registration Statement Nos. 333-262471 and 333-262471-01

$1.50 billion BMW Vehicle Owner Trust (BMWOT) 2022-A (Prime Auto Loans)
Joint Bookrunners:                                        RBC (str), BNP, JPM
Co-Managers:                                                      Barclays, Credit Ag

CLS	AMT($MM)	WAL	M/S	P-WIN	E-FIN	L-FIN	BENCH#	SPRD	YLD%	CPN%	PRICE
A-1	333.00	0.24	P-1/A-1+	1- 5	10/22	05/23	I-CRV +	48	1.351	1.351	100.00
A-2a	300.00	0.94	Aaa/AAA	5-17	10/23	12/24	I-CRV +	62	2.541	2.52	99.99281
A-2b	230.00	0.94	Aaa/AAA	5-17	10/23	12/24	SOFR +	52			100.00
A-3	530.00	2.18	Aaa/AAA	17-37	06/25	08/26	I-CRV +	57	3.234	3.21	99.99480
A-4	107.00	3.44	Aaa/AAA	37-43	12/25	12/28	I-CRV +	63	3.474	3.44	99.97034
# Fixed rate benchmarks: Bloomberg GC I25; "Interpolate Curves"; "Mid YTM"

Expected Pricing	:	PRICED	Offered Amount	: $1.50 billion
Expected Settle	:	05/18/22	Registration	: Public/SEC-registered
First Pmt Date	:	06/25/22	ERISA Eligible	: Yes
Expected Ratings	:	Moody's / S&P	RR Compliance	: US-Yes, EU-No
Bloomberg Ticker	:	BMWOT 2022-A	Pricing Speed	: 1.4% ABS to 5% Cleanup Call
Bloomberg SSAP	:	"bmwot2022a"	Min Denoms	: $1k x $1k
Bill & Deliver	:	RBC

------ CUSIPs ---------------------ISINs -----
A-1 05602R AA9	US05602R AA95
A-2a 05602R AB7	US05602R AB78
A-2b 05602R AC5	US05602R AC51
A-3 05602R AD3	US05602R AD35
A-4 05602R AE1	US05602R AE18
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- Available Materials -
Preliminary Prospectus, FWP and Intex CDI (attached)
Intexnet Dealname : "RBCBMWOT22A_LARGE"; Password "4UBU"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.